Exhibit 10.3

23 December 2010

The Royal Bank of Scotland plc

Shipping Business Centre

5-10 Great Tower Street

London EC3R 3HX

Dear Sirs

Facility Agreement dated 29 March 2007 as amended from time to time and made between (i) Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwoods Maritime Corp., McHenry Maritime Corp. and Sunswyck Maritime Corp. as joint and several Obligors, (ii) The Royal Bank of Scotland plc as Issuer relating to a guarantee facility of US$84,000,000 (the “Facility Agreement”)

Reference is hereby made to (i) the Facility Agreement and (ii) the Letter Agreement dated as of 12 November 2010 (the “Forbearance Letter”) whereby you as Issuer agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the Events of Default as specified therein (the “Specified Events of Default”).  Capitalized terms defined in the Facility Agreement or the Forbearance Letter and not otherwise defined herein are used herein as therein defined.

In order to allow time for TBS International plc and its affiliates to work with their various lenders towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that you extend the period under which you agreed to forbear from exercising any of the rights or remedies arising from the Specified Events of Default available to you under the Facility Agreement and the other Finance Documents or under applicable law (all of which rights and remedies are hereby expressly reserved by you) until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) 12:01 a.m. E.S.T. on 1 February 2011 (the “Forbearance Extension Period”).  As used herein; a “Forbearance Termination Event” shall mean the occurrence of (i) any Event of Default under the Facility Agreement other than the Specified Events of Default or the Further Specified Events of Default (as defined below) or (ii) a breach of any of the conditions of this letter.

Such forbearance in respect of your rights and remedies under the Facility Agreement and other Finance Documents is conditioned upon and subject to TBS International plc and/or their applicable subsidiaries and affiliates having entered into amendments, waivers, forbearances or other modifications on or before 29 December 2010 in respect of each of (i) the loan facilities listed on Schedule 1 hereto and (ii) any swap and guarantee facilities to which TBS International plc and/or their applicable subsidiaries and affiliates are a party, deferring and/or forbearing until no earlier than 1 February 2011 any rights of the respective creditor parties under such facilities arising as a result of the Specified Events of Default and Further Specified Events of

Default.  In connection with your agreement hereunder, TBS International plc agrees that each of the conditions referred to in (B) 1 - 6, of the Forbearance Letter shall continue to apply during the Forbearance Extension Period.

Subject to the conditions precedent stated in the preceding paragraph and subject to the other terms and conditions set forth above, by counter-signing this letter you as Issuer agree to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default and the defaults under Clauses 13.1(f), Clause 13.1(f)(ii) and Clause 13.1(g)(ix) of the Facility Agreement (the “Further Specified Events of Default”) arising from the suspension of payments by TBS International plc and its affiliates of certain scheduled principal installments owing in respect of Financial Indebtedness of such persons during the Forbearance Extension Period, as more particularly described in Schedule 2 hereto on the terms set forth in the Forbearance Letter, as modified by the terms above.

Yours faithfully,

TBS INTERNATIONAL PLC

		By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President

Acknowledged and Agreed,

THE ROYAL BANK OF SCOTLAND PLC
as Issuer

By:	/s/ Jon A. Charatte
Name: Jon A. Charatte
Title: Senior Vice President

Schedule 1

TBS CREDIT FACILITIES

Bank of America Credit Facilities

DVB Group Merchant Bank (Asia) Ltd Credit Facility

Credit Suisse Credit Facility

AIG Commercial Equipment Finance, Inc. Credit Facility

Commerzbank AG Credit Facility

Berenberg Bank Credit Facility

The Royal Bank of Scotland Credit Facility

Schedule 2

Facility	Principal Amount	Date

Bank of America Facility as amended and restated on 26 March 2008	$9,500,000	31 December 2010

AIG Facility dated as of 7 December 2007	$1,750,000	1 January 2011

DVB Facility dated as of 16 January 2008	$2,608,000	25 January 2011